THE CALVERT FUNDS

CLASS B and CLASS C
DISTRIBUTION PLAN

SCHEDULE A

The Calvert Fund

Calvert Management Series

Calvert Social Investment Fund

Calvert World Values Fund, Inc.

Calvert Social Index Series, Inc.

Calvert Impact Fund, Inc.

Schedule restated: September 30, 2014

ADDENDUM TO SCHEDULE B

The total fees paid by the respective Class of each Series of a Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class' average annual net assets, set forth below:

Fund/Series	Class B		Class C
	Distribution Fee	Service Fee	Distribution Fee	Service Fee

Calvert Management Series	N/A
Calvert Tax-Free Bond Fund	N/A	N/A	N/A	N/A
Calvert Unconstrained Bond Fund	N/A	N/A	0.75	0.25

Effective Date: September 30, 2014